Exhibit 16.1

April 30, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by YD Bio Limited under Item 16F of its Form 20-F for the year ended December 31, 2025 dated April 30, 2026. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of YD Bio Limited contained therein.

Very truly yours,

/s/ Marcum LLP.

Marcum LLP.